UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2010

HealthWarehouse.com, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-13117	22-2413505
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

100 Commerce Boulevard
Cincinnati, Ohio	45140
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (513) 618-0911

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

On December 15, 2009, HealthWarehouse.com, Inc. and its wholly-owned subsidiary, Hwareh.com, Inc. (together, the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with HWH Lending LLC, a Delaware limited liability company (the “Lender”), as described in the Company’s Current Report on Form 8-K filed on December 17, 2009.  Under the terms of the Loan Agreement, the Company borrowed $515,000 from the Lender on December 15, 2009 (the “First Loan”).  The Company borrowed an additional $500,000 from the Lender on May 3, 2010 (the “Second Loan”, and together with the First Loan, the “Loans”).  The Company had the right to borrow the Second Loan from the Lender upon the Company’s request, after the end of the first calendar month in which the Company realized positive cash flow.  The Company first realized positive cash flow in March 2010.  The proceeds of the Loans will be used by the Company for working capital purposes.  The Loans are evidenced by promissory notes (the “Notes”), and bear interest at the rate of 12% per annum, payable at maturity.  The maturity date of each Loan is one year from the date of the Loan.  The Loans may be prepaid in whole or in part at any time by the Company without penalty, upon 15 days notice.

The security arrangements, covenants and acceleration events contained in the Loan Agreement have not been amended.

In consideration of the First Loan, the Company granted the Lender a warrant to purchase 6,250,000 shares of HealthWarehouse.com, Inc.’s $0.001 par value common stock (the “Common Stock”) at a purchase price of $0.08 per share.  In consideration of the Second Loan, the Company granted the Lender an additional warrant to purchase 6,250,000 shares of Common Stock at a purchase price of $.08 per share.  Each warrant may be exercised in whole or in part and from time to time for a term of five years from its grant date.  The Lender has customary “piggy-back” registration rights with respect to the Common Stock issued or issuable upon the exercise of the warrants (the “Warrant Shares”).  In addition, the Lender has demand registration rights with respect to the Warrant Shares, so that upon written request of the Lender, the Company will be obligated to prepare and file with the U.S. Securities and Exchange Commission a registration statement sufficient to permit the resale of the Warrant Shares.  The Lender has exercised its demand registration rights with respect to the Warrant Shares under the First Loan warrant, and it is expected that the Lender will exercise its demand registration rights with respect to the Warrant Shares under the Second Loan warrant.  The Lenders’ registration rights terminate on the date on which all of the Warrant Shares may be sold under Rule 144 of the Securities Act of 1933 without any limitations.  The warrants contain customary anti-dilution and purchase price adjustment provisions.  The warrants are transferable in whole or in part, so long as the transfers comply with applicable securities laws.

The foregoing description of the Loan Agreement, the Notes, and the warrants is not intended to be complete and is qualified in its entirety by reference to the full text of the First Loan Note, the First Loan warrant, and the Loan Agreement filed as Exhibits 4.1, 4.2, and 10.1 to the Company’s Current Report on Form 8-K filed on December 17, 2009, and to the full text of the Second Loan Note and Second Loan warrant, which are filed as Exhibits 4.3 and 4.4 hereto, which are incorporated herein by reference.

Item 2.03.        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01, which is incorporated herein by reference.

Item 3.02           Unregistered Sale of Equity Securities

On February 10, 2010, the holder of a convertible promissory note in the principal amount of $25,000 converted the note at a conversion price of $0.0757 per share, and received 330,382 shares of the Company’s common stock.  The issuance of the common stock upon conversion of the note was made without registration in reliance on the exemptions from registration afforded by Section 4(2) and Rule 506 under the Securities Act of 1933 and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

On April 21, 2010, two holders of convertible promissory notes in the aggregate principal amount of $50,000 converted their notes, at a conversion price of $0.0757 per share, and received a total of 660,764 shares of the Company’s common stock.  The issuance of the common stock upon conversion of the notes was made without registration in reliance on the exemptions from registration afforded by Section 4(2) and Rule 506 under the Securities Act of 1933 and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

On May 3, 2010, in consideration of the Second Loan, the Company granted the Lender a warrant to purchase 6,250,000 shares of the Company’s common stock at a purchase price of $0.08 per share.  The warrant may be exercised in whole or in part and from time to time for a term of five years from its grant date.  The issuance of the warrant was made without registration in reliance on the exemption from registration afforded by Section 4(2) under the Securities Act of 1933 and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Senior Secured Promissory Note dated December 15, 2009 in the principal amount of $515,000 payable by the Company to the order of HWH Lending, LLC. (1)

4.2	Warrant to Purchase 6,250,000 Shares of the Common Stock of HealthWarehouse.com, Inc., dated December 15, 2009 and issued to HWH Lending, LLC. (1)

4.3	Senior Secured Promissory Note dated May 3, 2010 in the principal amount of $500,000 payable by the Company to the order of HWH Lending, LLC.

4.4	Warrant to Purchase 6,250,000 Shares of the Common Stock of HealthWarehouse.com, Inc., dated May 3, 2010 and Issued to HWH Lending, LLC.

10.1	Loan and Security Agreement dated December 15, 2009 among HealthWarehouse.com, Inc. and Hwareh.com, Inc., as Borrowers, and HWH Lending LLC, as Lender. (1)

99.1	Press Release dated May 5, 2010.

(1)	Incorporated by reference to the Company’s Current Report on Form 8K filed on December 17, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 5, 2010	HEALTHWAREHOUSE.COM, INC.

	By:	/s/ Lalit Dhadphale

	Title:	President and Chief Executive Officer